Exhibit 5

                         CONSENT AND OPINION OF COUNSEL


Janaury 6, 2003


Securities and Exchange Commission
450 Fifth Street N.W.
Washington, D.C. 20549-1004

Gentlemen:

I am securities counsel to International Biochemical Industries, Inc., a Georgia corporation (hereinafter the "Company"). I have, in such capacity, examined and I am fully familiar with the Articles of Organization, as amended, and the By-Laws of the Company, and have examined the records of the corporate proceedings. I have also examined and I am fully familiar with such documents as I have considered necessary for rendering my opinion hereinafter set forth.

Based upon the foregoing, I am of the opinion that the shares of Common Stock, no par value, of the Company reserved for issuance under the International Biochemical Industries, Inc. 2002 Stock Option Plan dated September 6, 2002, as Amended December 23, 2002 will, when issued in accordance with the terms of such plan, September 6, 2002 be legally issued, fully paid and non-assessable.

In addition, I hereby consent to the use of our name in the above opinion filed with the Registration Statement on Form S-8.

Very truly yours,



Gary B. Wolff
GBW:hk


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